PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT is entered into this 15th day of November, 2016, by and between Oregon Land Management LLC, an Oregon limited liability company ("Seller"), and Stem Holdings, Inc., a Nevada corporation ("Purchaser").

RECITALS

A. Seller owns certain real, personal, and intangible property commonly known as 7827 SE Powell Blvd., in the City of Portland, in Multnomah County, Oregon, as more particularly described in section 1 below (collectively, the "Property").

B. Purchaser desires to acquire all of the Property from Seller, and Seller is willing to sell and convey all of the Property to Purchaser, on and subject to the terms of this agreement (the "Agreement").

AGREEMENT

1. **PURCHASE AND SALE OF THE PROPERTY**. Seller agrees to sell the Property to Purchaser, and Purchaser agrees to purchase the Property from Seller, on the terms and conditions set forth in this Agreement. The Property consists of:

(a) The land described in Exhibit A attached hereto (the "Land") and all easements, rights, and interests appurtenant thereto;

(b) All of the improvements currently situated on the Land (the "Improvements");

(c) All of Seller's rights (if any) in all of the following intangible property now or hereafter existing with respect to the Property (the "Intangible Property"):

(1) All plans and specifications, all building permits and other permits pertaining to the construction of the Improvements and all warranties, guaranties and sureties now or hereafter received in connection with the construction of or equipment on the Improvements;

(2) All leases, licenses, and other agreements to occupy all or any part of the Land or Improvements together with, and subject to the manner in which the same are to be prorated under this Agreement, all rents, charges, deposits, and other sums due, accrued, or to become due thereunder, and all guaranties by third parties of any tenant's obligations under those leases, licenses, and other agreements; and

(3) All licenses, permits, approvals, certificates of occupancy and franchises relating to the zoning, land use, ownership, operation, occupancy, construction, or maintenance of the Improvements.

2. **PURCHASE PRICE**. The total purchase price for the Property is $650,000.

3. **EARNEST-MONEY DEPOSIT**. Within 3 days of the date this Agreement is executed by both parties hereto (the later of those dates of execution being herein referred to as the "Effective Date"), Purchaser must deliver to a mutually acceptable title insurance company (the "Escrow Agent") in Portland, Oregon, $5,000, which sum constitutes Purchaser's earnest-money deposit under this Agreement (the "Deposit"). The Deposit will be placed in an interest-bearing account, and all interest thereon will be added to and become part of the Deposit. The Deposit must be applied in accordance with the terms of this Agreement.

4. **PAYMENT OF PURCHASE PRICE**. The purchase price must be paid by Purchaser on the Closing Date (as defined below), as follows: (a) $345,000 in cash at Closing and (b) payment of $75,000 directly to Seller on the fifth day of each of the following four months: January - April, 2017, subject to application of the Deposit and the adjustments and credits as provided in this Agreement.

5. **INSPECTION AND FEASIBILITY CONTINGENCY**.

5.1 Inspection Rights. Purchaser has until midnight at the end of the 30th day following the Effective Date (the "Review Period") to satisfy itself, in Purchaser's sole and absolute discretion, concerning all aspects of the Property, including, without limitation, the physical condition thereof; any insurance policies, contracts, leases, or other financial aspects of the Property; the availability of and/or likelihood of receiving any contemplated governmental permits and approvals; and the feasibility of using the Property for

Purchaser's intended use. Purchaser has the right to perform any tests, inspections, and feasibility studies on the Property as Purchaser may deem necessary. Seller will permit and, to the extent reasonably required by Purchaser, will assist Purchaser in providing access to Seller's architects, engineers, contractors, subcontractors, managers, analysts, and appraisers, if any, in connection with Purchaser's review of the Property. For any portion of the Improvements that is occupied by a tenant, Purchaser will make appropriate arrangements with Seller as to the time and duration of Purchaser's inspections and Purchaser will take all reasonable steps to protect tenants' property and to avoid disturbing tenants.

5.2 **Inspection Expenses**. All costs and expenses of all of Purchaser's tests, inspections, and studies will be paid by Purchaser when due, regardless of whether this transaction closes.

5.3 **Inspection Indemnity**. Purchaser will indemnify, defend, and hold harmless Seller from and against any and all costs, losses, damages, expenses, liabilities, actions, liens, or claims arising from or related to any inspection-related activities on or about the Property by Purchaser or any agent, employee, contractor, or invitee of Purchaser.

5.4 **Removal of Inspection Contingencies**. If, by the end of the Review Period, Purchaser has not notified Seller in writing that Purchaser accepts the Property and all aspects thereof in its then-current condition, this Agreement will automatically terminate, whereupon the Deposit will be refunded to Purchaser within five days thereafter. This Agreement thereafter will be null and void and neither party will have any obligation to the other, except as otherwise provided herein. If Purchaser elects, Purchaser may offer Seller the opportunity to correct any items Purchaser determines to be unacceptable by providing Seller with written notice prior to the end of the Review Period of what must be corrected, by what dates, and in what manner (the "Correction Notice"). Within five business days after Seller is given the Correction Notice, Seller may notify Purchaser in writing of whether and to the extent Seller will effect and pay (or agree to credit the purchase price) for any corrections (the "Correction Offer"), all of which will be completed prior to the Closing Date, unless otherwise agreed by the parties. If Seller fails to give the Correction Offer within said five business days, Seller will be deemed to have refused to agree to make (or compensate Purchaser for) such corrections. Within five days after Seller gives a Correction Offer or fails to give a Correction Notice within the five-day period, Purchaser may elect to (a) reject the Correction Offer in writing and cancel this Agreement, whereupon the Deposit must be immediately refunded to Purchaser, or (b) accept the Correction Offer in writing and agree to waive its inspection contingencies as provided in this section, whereupon Seller must promptly commence and proceed with diligence to completion prior to the Closing Date with the correction of the items that Seller agreed to undertake in its Correction Offer. The failure of Purchaser to accept the Correction Offer in writing to Seller within such 5-day period will be deemed an election to cancel.

5.5 **Tenant Estoppels**. Seller agrees, as a Condition of Closing, to obtain from each tenant of the Property an estoppel certificate confirming the status of any leases for any portion of the Property, in a form reasonably acceptable to Purchaser. This obligation, however, will not require Seller to make any payment or concessions to or waive any claims or rights against any tenant. The certificates that are so obtained will be delivered to Purchaser within the Review Period.

6. **AS-IS SALE**. Purchaser acknowledges that, except as specifically stated herein, Purchaser is not relying on, nor has Purchaser been influenced by, any statement or representation of Seller or any agent or representative of Seller regarding the size, configuration, utility service, environmentally sensitive areas, means of access, permitted uses, status of title, value, condition, or any other material aspects of the Property. Except for any actionable breaches of Seller's representations and warranties contained herein, Purchaser's acceptance of the Property and the satisfaction or waiver of all of Purchaser's conditions to closing will be evidenced solely by the closing of this transaction and without any other act or confirmation by Purchaser. Purchaser will not have the option to close this transaction without accepting the Property in its then-current condition, and Purchaser acknowledges that except for any Seller's breach of an express warranty stated in this Agreement, Purchaser is acquiring the Property "AS IS, WHERE IS" in its current

condition existing as of the Closing Date, without any representation or warranty of any kind or nature by Seller.

7. **TITLE TO THE PROPERTY.**

7.1 **Title Report**. Within three days after the Effective Date, Seller must order a preliminary title report from the Escrow Agent with respect to the Land (the "Title Report"). The Title Report must be accompanied by legible copies of all special exceptions listed therein. Purchaser will have until seven days after its receipt of the Title Report to notify Seller in writing of Purchaser's disapproval of any exceptions shown in the Title Report. Any special assessments shown on the Title Report objected to by Purchaser must be included in Purchaser's notice. In the event of any disapproval, Seller will notify Purchaser in writing within five days after Purchaser's notification as to whether Seller agrees to remove any of the disapproved exceptions, and upon delivering that notice, Seller may have until the Closing Date to cause the disapproved exceptions that Seller has agreed to remove to be removed of record and from the Title Report. Seller's failure to deliver written notice to purchaser within the 5-day period will be deemed to be Seller's election not to remove any of the disapproved exceptions. Purchaser will be deemed to have accepted all title exceptions to which it has not timely objected.

7.2 **Rescission of Agreement—Title Defects**. If Seller elects not to eliminate any title exception disapproved by Purchaser, Purchaser may elect to cancel this Agreement by written notice to Seller given on or before 5 days after Seller's notification of its election (or the day after the date on which such election was due but was not given). In that event, the Deposit must be refunded to Purchaser and this Agreement will terminate. If Purchaser does not elect to cancel this Agreement, Purchaser's objections to the disapproved exceptions that Seller elected not to eliminate will be deemed waived and the Property will be conveyed to Purchaser subject to those defects without credit against the Purchase Price. The foregoing notwithstanding, Seller must cause all monetary liens against the Property and all liens or encumbrances against the Property created after the Effective Date hereof, that are not accepted by Purchaser, to be released of record by the Closing Date.

8. **PROPERTY DOCUMENTATION.**

8.1 **Copies of Leases, Contracts, Other Information**. As soon as practicable, Seller must deliver to Purchaser or provide Purchaser access to all documents and reports related to the Property, as reasonably requested by Purchaser, to the extent the same exist and are in Seller's possession or control. Except as otherwise specifically provided in this Agreement, Seller is under no obligation to create any additional data or documentation or obtain any reports for Purchaser.

8.2 **Information Provided by Third Parties**. Purchaser acknowledges that Seller is not making any representation, warranty, or guaranty with respect to the completeness, accuracy, or reliability of any report, document, or record prepared by any third party regarding the Property.

8.3 **Rent Roll**. Seller must provide Purchaser with a rent roll (the "Rent Roll") within 5 days after the Effective Date. The Rent Roll must identify by tenant name the leases currently in effect ("Leases"), any guarantors of the Leases, the commencement and expiration dates of the Leases, any options the tenants have under the Leases, whether those options have been exercise, any security deposits and the extent to which the same have been applied, the amount of current monthly rent under the Leases, the dates through which such rents have been paid, and any material defaults under the Leases of which Seller is aware. Seller must provide an updated Rent Roll to the Purchaser not less than one day prior to the Closing Date.

9. **SELLER'S REPRESENTATIONS.**

9.1 **Content of Representations**. Seller represents, warrants, and covenants to Purchaser as follows:

(a) *No Notice of Violation of Zoning and Other Laws*. Seller has not received any written notice from any governmental authority alleging that the Improvements violate any building codes, building or use restrictions, or zoning ordinances, rules, or regulations.

(b) *No Litigation*. To Seller's knowledge, there is no pending or threatened litigation or administrative action with respect to the Property.

(c) *No Condemnation*. To Seller's knowledge, there is no pending or contemplated eminent domain, condemnation, or other governmental taking of the Property or any portion thereof.

(d) *No Additional Assessments*. To Seller's knowledge, there are no special or general assessments, which are in addition to those which will be disclosed in the Title Report, that have been levied against or are proposed for the Property.

(e) *No Government Obligations*. To Seller's knowledge, there are no unperformed obligations that are currently due relative to the Property to any governmental or quasi-governmental body or authority.

(f) *No Seller Contamination*. To Seller's knowledge, Seller has not caused any hazardous substance, waste, or material to be used, generated, stored, or disposed of on or transported to or from the Land or Improvements in violation of any applicable law prior to or during the period in which the Seller has owned the Property. For the purposes of this section, "hazardous substance, waste, or material" means all petroleum-based products, radon, asbestos, PCBs, and all substances, wastes, and materials that are so defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Hazardous Materials Transportation Act.

(g) *Authority of Seller*. Seller's execution, delivery of, and performance under this Agreement are undertaken pursuant to authority validly and duly conferred on Seller and the signatories hereto.

(h) *No Breach of Agreements*. This Agreement and the consummation of the transaction evidenced by this Agreement do not violate any other agreement to which Seller is a party.

(i) *Nonforeign Status*. Seller is not a "foreign person" as defined in IRC section 1445 (1954).

9.2 **Seller's Knowledge**. In each event in which any representation of Seller is limited "to Seller's knowledge" or similar phrase, that knowledge includes only the actual, personal knowledge (and not the implied, imputed, or constructive knowledge) of Trevor S. Reed, without any investigation or inquiry whatsoever, except for a general review of Seller's files.

9.3 **Effect of Purchaser's Knowledge**. Purchaser agrees that in the absence of an intent on the part of Seller to fraudulently conceal information about the Property or fraudulently mislead Purchaser, Purchaser does not have the right to rely upon any warranty or representation of Seller, and Seller will not be liable for any breach of a warranty or misrepresentation, if and to the extent Purchaser is given access to data or information relating to the Property prior to the Closing Date that reveals, or Purchaser's tests or inspections prior to the Closing Date reveal, or Purchaser otherwise knows or has reason to know prior to the Closing Date of any information that reveals, the warranty or representation is incorrect, and Purchaser nevertheless elects to close this purchase.

9.4 **Survival of Warranties**. All of Seller's warranties in this Agreement will be deemed given as of the date of this Agreement, but will be updated in a certificate provided to Purchaser at and as of the Closing Date. Seller's liability for any misrepresentation or the breach of any warranty under this Agreement will survive the closing of this transaction.

10. **PURCHASER'S REPRESENTATIONS**.

10.1 **Purchaser's Existence and Authority**. Purchaser is a validly existing and duly organized limited liability company under the laws of the State of Oregon and has the full right and authority to conduct its business under the laws of the State of Oregon

10.2 **No Third Party Consents**. The execution of this Agreement by Purchaser and Purchaser's performance of all of its obligations hereunder are not subject to any approval or consent of any person, board, committee, or third party.

10.3 **No Litigation**. Purchaser is not a party to any litigation or civil or criminal proceedings; no petitions in bankruptcy have been filed by or against Purchaser; and none of Purchaser's assets are currently subject to any insolvency, receivership, or foreclosure proceedings.

10.4 **No Breach of Agreements**. This Agreement does not breach or violate any term or provision of any other agreement or contract to which Purchaser is a party.

11. **CONDITIONS TO CLOSING**.

11.1 **Purchaser's Conditions**. Purchaser's obligation to close this transaction is subject to the satisfaction of each of the following conditions:

(a) *Seller's Compliance*. Seller's fulfillment of each of its pre-Closing obligations under this Agreement in all material respects;

(b) *Seller's Representations*. The continuing accuracy of all of Seller's warranties and representations in this Agreement in all material respects.

(c) *Material Condemnation*. The absence of any condemnation or the institution of condemnation proceedings that result in the taking of any of the Land and Improvements with a value of more than $10,000. If this transaction closes, Seller will assign to Purchaser on the Closing Date all condemnation awards and rights to awards that were not used by Seller to pay the costs of any restorations of the Land or Improvements necessitated by the condemnation.

(d) *Material Casualty*. The absence of any material damage by casualty to the Improvements that has not been repaired by the Closing Date. For the purposes hereof, a "material damage by casualty" means any damage by fire or other casualty that has not been repaired and paid for by the Closing Date and for which the estimated cost of the remaining repairs exceeds $10,000. If the Improvements suffer any material damage by casualty, Purchaser has the right and option to terminate this Agreement within 30 days after the date of the casualty or by the Closing Date, whichever occurs first. Seller will also have the right to cancel this Agreement if the material damage by casualty is not fully covered by Seller's insurance policy. If Seller and Purchaser do not elect to terminate this Agreement, this transaction will close without increase or decrease in the purchase price, Seller must proceed to effect any repairs that are reasonably possible prior to closing unless otherwise agreed to in writing by Purchaser, and Purchaser is entitled to all insurance proceeds that are not used to pay the costs of those repairs. Seller must also credit against the purchase price the amount of any deductible or self-insurance applicable to the casualty. If the estimated cost to repair any damage by casualty as of the Closing Date is less than $10,000, Purchaser does not have the right to terminate this Agreement because of that casualty and Purchaser will be given a credit against the purchase price in the amount of a reasonable estimated cost to repair the damage, whereupon Seller will be entitled to retain the right to all insurance proceeds that would otherwise be paid to Purchaser on the Closing Date in connection with the casualty. All repair cost estimates referred to in this section will be made by reference to a fixed-price construction contract, which Seller must obtain as promptly as is reasonably possible after the date of the casualty. If the contract price cannot be ascertained as of the Closing Date, Purchaser may waive its election to take a purchase price credit or must deposit with the Escrow Agent on the Closing Date an amount of the purchase price reflecting a reasonable mutually agreed-upon estimate of the credit, whereupon the actual cost of the repairs will be ascertained by the means described above as soon as practicable. When the actual cost is so determined, Purchaser will be given a credit against the purchase price in that amount, and the estimated amount deposited with the Escrow Agent will be paid to Purchaser to the extent of the actual estimate and any remainder paid to Seller. If the actual estimated repair costs exceed the escrowed amount, Seller will pay the difference to Purchaser.

11.2 **Seller's Conditions**. Seller's obligation to close this transaction is subject to the satisfaction of each of the following conditions:

(a) *Purchaser's Compliance*. Purchaser's fulfillment of each of its pre-Closing obligations under this Agreement.

(b) *Purchaser's Representations*. The continuing accuracy of all of Purchaser's warranties and representations in this Agreement.

12. **CLOSING.**

12.1 **Closing Date**. This transaction will be closed within 10 days following the end of the Review Period and all other periods that the parties may need for making corrections to the settlement statement (the date this transaction does so close, as evidenced by the recordation of Seller's deed to Purchaser, being herein referred to as the "Closing Date"). Each party may extend the Closing Date one time by up to five days if that extension is required by illness, transportation delays, the unavailability of the Escrow Agent, or other causes beyond the party's reasonable control. The effective time of the closing will be 12:01 am on the Closing Date.

12.2 **Manner and Place of Closing**. This transaction will be closed by the Escrow Agent in Portland, Oregon, or any other place as the parties may mutually agree to in writing. Closing must take place in the manner and in accordance with the provisions set forth in this Agreement.

12.3 **Prorations, Adjustments**.

(a) All ad valorem real-property taxes, assessments, personal-property taxes, utility expenses, and obligations under all repair and maintenance contracts that are not terminated or required to be terminated by this Agreement by the Closing Date (collectively, the "Expenses"), and all rentals from tenants and other use fees receivable under any lease or other agreement concerning the Property (collectively, the "Income"), must be prorated for the period ending as of the date immediately prior to the Closing Date and adjusted between the parties as of the Closing Date. At closing, Purchaser will be given a credit against the purchase price equal to the sum of all accrued but unpaid Expenses, all refundable tenant security deposits held by Seller, and all prepaid but not yet accrued Income for the periods on or after the Closing Date, and Purchaser must pay to Seller all prepaid but not yet accrued Expenses and all accrued but not paid Income for the periods before the Closing Date, except past-due rentals. Any taxes or additional penalties that would be due as a result of removal of the Property from any tax deferral or special-use assessment program will be charged to Seller as though the Property were removed from that program on the Closing Date.

(b) Seller will attempt to have utility meters read as of the Closing Date. To the extent that this is not possible and to the extent that any other obligation for continuing services is incurred, and statements are rendered for such services covering periods both before and after the Closing Date, the amount will be adjusted between the parties as of the Closing Date on a per diem basis. Seller will forward any statements that are proper statements to Purchaser and Purchaser will pay those charges. Seller will remit to Purchaser its proportionate share immediately upon demand.

(c) Seller and Purchaser will each pay one-half of all conveyance, excise, or transfer taxes and fees in connection with this sale, and Purchaser will pay the recording fees for Seller's deed.

(d) Seller will pay the premium for a standard owner's title insurance policy in favor of Purchaser in the amount of the purchase price. Any additional title insurance coverages or endorsements requested by Purchaser or its lender will be paid by Purchaser.

(e) Seller and Purchaser will each pay one-half of the escrow and closing fees charged by the Escrow Agent.

(f) Each party will pay its own attorney fees.

12.4 **Events of Closing**. Provided the Escrow Agent has received the sums and is in a position to cause the title-insurance policy to be issued as described below, this transaction will be closed on the Closing Date as follows:

(a) Seller will convey the real property to Purchaser by statutory warranty deed, subject to the matters accepted or deemed accepted by Purchaser pursuant to this Agreement, in a form reasonably acceptable to Purchaser.

(b) Seller will provide Purchaser with the Certificate of Nonforeign Status as provided in IRC section 1445.

(c) Seller will deliver to Purchaser complete original copies of all current Leases and contracts relating to the Property, if any, that are in Seller's possession or control.

(d) The Escrow Agent will calculate the prorations agreed to herein, and the parties will be charged and credited accordingly.

(e) Any liens to be paid by Seller at closing will be paid and satisfied of record at Seller's expense.

(f) Purchaser will pay the Purchase Price in accordance with section 4, as adjusted for the charges and credits set forth in this Agreement.

(g) The Escrow Agent will be committed to issuing the policy described in section 12.5 upon recordation of the closing documents.

(h) Upon compliance with the parties' closing instructions, the Escrow Agent will record the deed to Purchaser at Purchaser's expense.

12.5 **Title Insurance**. As soon as possible after the Closing Date, Escrow Agent will furnish Purchaser a standard American Land Title Association (ALTA) form of owner's policy of title insurance in the amount of the purchase price for the Property, subject only to the Escrow Agent's standard preprinted exceptions and exclusions for that form and except for the matters accepted or deemed accepted by Purchaser pursuant to this Agreement. The costs of additional or extended title insurance beyond standard coverage will be paid by Purchaser, and the availability of that coverage will not be a condition of closing.

12.6 **Possession**. Subject to the rights of tenants, Seller must deliver possession of the Property to Purchaser on the Closing Date. Purchaser will be entitled to receive directly from the tenants all rents coming due after the Closing Date.

12.7 **Purchaser's Indemnification**. Purchaser agrees to defend, indemnify, and hold harmless Seller from and against all actions, claims, losses, liabilities, damages, costs, and expenses (including without limitation reasonable attorney fees) that are caused by Purchaser's failure to perform any landlord's or owner's obligation under any lease of or contract relating to the Property on and after the Closing Date or for which Purchaser is responsible in accordance with the terms of this Agreement.

13. **DEFAULTS AND FAILURE TO CLOSE**.

13.1 **Seller's Remedies**. If this transaction fails to close on account of a default by Purchaser under this Agreement, the Deposit will be forfeited by Purchaser and retained by Seller as liquidated damages as Seller's sole remedy for the default. This amount has been agreed by the parties to be reasonable compensation and the exclusive remedy for Purchaser's default, since the precise amount of damages would be difficult to determine.

13.2 **Purchaser's Remedies**. If this transaction fails to close on account of a default by Seller under this Agreement, Purchaser will be entitled to any remedies for breach of contract as may be available under applicable law, including, without limitation, the remedy of specific performance and the right to recover its actual damages, and its reasonable attorney fees and costs incurred in this transaction.

13.3 **Defaults**. Except for (a) Purchaser's failure to pay any portion of the Deposit as and when due hereunder, or (b) either parties' wrongful failure to close or satisfy a condition to closing by the required Closing Date, neither party will be deemed in default under this Agreement unless the party is given written notice of its failure to comply with this Agreement and such failure continues for a period of five days following the date such notice is given. This section will not be construed as extending the time by which any notice or contingency waiver must be given.

13.4 **Late Payments**. Any debt due to either party by the other under this Agreement that is not paid when due will bear interest from its due date to and including the date of payment at the rate of 12 percent per annum. Debts stated to be payable on demand herein will be considered delinquent as of the fifth day after the demand is made in writing. The nondefaulting party will also be entitled to reimbursement by the defaulting party of all costs, expenses, collection agency charges, and attorney fees incurred, with or without litigation, in collecting any debt not paid within 15 days after its due date and written notice of such delinquency.

13.5 **Costs and Attorney Fees**. In the event that a suit, an action, an arbitration, or a mediation is instituted to interpret or enforce the terms of this Agreement or with respect to any dispute under this Agreement, the prevailing party is entitled to recover from the other party such sum as the court, arbitrator, or mediator may adjudge reasonable as costs and expert-witness and attorney fees in any such proceeding, at trial, on any appeal or petition for review, and in any bankruptcy proceeding (including the adjudication of any issues peculiar to bankruptcy law), in addition to all other sums provided by law.

13.6 **Waiver of Jury Trial**. As part of the consideration for this Agreement, each of the parties hereto waives the right to trial by jury in connection with any dispute or action under this Agreement.

14. **CONDUCT OF BUSINESS**.

14.1 **Operations**. Between the date of this Agreement and the Closing Date, Seller will continue to operate the Property in accordance with its current management, operation, standards and practices and will take no steps or actions that it knows would be materially detrimental to the value of the Property.

14.3 **Leases**. Between the Effective Date and the Closing Date, and without Purchaser's prior written consent, Seller may not renew or modify any leases or enter into any additional leases of the Property or any portion thereof.

14.4 **Contracts**. Between the Effective Date and the Closing Date, Seller may not enter into any equipment purchase contract that will not be paid in full prior to the Closing Date or any service or maintenance contract that cannot be canceled upon 30 days' notice at no cost to Purchaser unless Seller first obtains the written approval of Purchaser, which consent may not be unreasonably delayed, conditioned, or withheld.

14.5 **Insurance**. Seller agrees to continue to maintain its current casualty and liability insurance policies on the Property until the Closing Date but will have no responsibility to maintain any such insurance following the Closing Date or to assign any policy to Purchaser.

14.6 **Property Maintenance**. Between the date of this Agreement and the Closing Date, Seller agrees to maintain and repair the Property so as to cause it to be delivered to Purchaser in substantially the same condition existing as of end of the Review Period, ordinary wear and tear, damage by casualty, and damage by condemnation excepted. Each party must promptly notify the other regarding any item of repair, replacement, or maintenance of which it becomes aware and that requires an expenditure in excess of $2,500.

14.7 **No Additional Obligations**. Except as provided in this section, Seller will have no obligation to maintain, repair, alter, reconstruct, or replace any portion of the Property or preserve or enter into any existing or new leases or service contracts, and Purchaser acknowledges that no express or implied representations or covenants to do so exist.

15. **LEGAL RELATIONSHIPS**.

15.1 **Relationship of Parties**. This Agreement creates only the relationship of seller and buyer and no joint venture, partnership, or other joint undertaking is intended hereby, and neither party hereto will have any rights to make any representations or incur any obligations on behalf of the other. Neither party has authorized any agent to make any representations, admit any liability, or undertake any obligation on its behalf. Neither party is executing this Agreement on behalf of an undisclosed principal.

15.2 **No Third Party Beneficiaries**. No third party is intended to be benefitted or afforded any legal rights under or by virtue of this Agreement.

15.3 **Joint and Several Liability**. If either party is comprised of more than one person or entity, the obligations of each person or entity comprising that party under this Agreement will be joint and several.

15.4 **Real Estate Brokers**. Each party warrants to the other party that no broker or agent was consulted or engaged in connection with this transaction, and each party will indemnify, defend, and hold harmless the other from and against all claims, losses, and liabilities made or imposed for any commission or finder's fee to any broker or agent and arising out of the actions of such party.

15.5 **Indemnified Parties**. Any indemnification contained in this Agreement for the benefit of a party will extend to that party's members, directors, shareholders, officers, employees, and agents.

15.6 **Assignments and Successors**. Purchaser may not assign or otherwise transfer this Agreement or any interest herein, voluntarily, involuntarily, or by operation of law, without the prior written consent of Seller in each instance, which consent will not be unreasonably withheld. Purchaser will not be released from its obligations under this Agreement in the event of any assignment or transfer by Purchaser. Subject to the foregoing, this Agreement will bind and inure to the benefit of the parties hereto and their respective successors and assigns.

16. **GENERAL PROVISIONS.**

16.1 **Notices**. Notices under this Agreement must be in writing and if personally delivered or sent by facsimile will be effective when received. If mailed, a notice will be deemed effective on the second day after deposited as registered or certified mail, postage prepaid, directed to the other party. Notices must be delivered, mailed, or sent by facsimile to the following address and telephone numbers:

Seller: Stem Holdings, Inc.
____
____
Attn: __________________________
Facsimile No.: (___) ___-_________
with a copy to:
____
____
____
Attn: __________________________
Facsimile No.: (___) ___-_________

Purchaser: Oregon Land Management LLC
____
____
Attn: __________________________
Facsimile No.: (___) ___-_________
with a copy to:
____
____
____
Attn: __________________________
Facsimile No.: (___) ___-_________

Either party may change its address for notices by at least 15 days' advance written notice to the other.

16.2 **Time of Essence**. Except as otherwise specifically provided in this Agreement, time is of the essence of each and every provision of this Agreement.

16.3 **Invalidity of Provisions**. If any provision of this Agreement, or any instrument to be delivered by Purchaser at closing pursuant to this Agreement, is declared invalid or is unenforceable for any reason, that provision will be deleted from the document and will not invalidate any other provision contained in the document.

16.4 **Neutral Construction**. This Agreement has been negotiated with each party having the opportunity to consult with legal counsel and will not be construed against either party.

16.5 **Captions**. The captions of the sections and paragraphs in this Agreement are used solely for convenience and are not intended to limit or otherwise modify the provisions of this Agreement.

16.6 **Waiver**. The failure of either party at any time to require performance of any provision of this Agreement will not limit the party's right to enforce that provision. Waiver of any breach of any provision

will not be a waiver of any succeeding breach of the provision or a waiver of the provision itself or any other provision.

16.7 **Subsequent Modifications**. This Agreement and any of its terms may only be changed, waived, discharged, or terminated by a written instrument signed by the party against whom enforcement of the change, waiver, discharge, or termination is sought.

16.8 **Saturday, Sunday and Legal Holidays**. If the time for performance of any of the terms, conditions, and provisions hereof fall on a Saturday, Sunday, or legal holiday, then the time of performance will be extended to the next business day thereafter.

16.9 **Arbitration**.

(a) Except as otherwise provided in Section 16.9(e), any dispute, controversy, or claim arising out of the subject matter of this Agreement will be settled by arbitration before a single arbitrator in Portland, Oregon conducted under the auspices of the Arbitration Service of Portland (the "ASP").

(b) If the parties agree on an arbitrator, the arbitration will be held before the arbitrator selected by the parties. If the parties do not agree on an arbitrator, the ASP will appoint one in accordance with its rules. The arbitrator will be an attorney knowledgeable in the area of real estate and business law.

(c) The arbitration will be conducted in accordance with the procedures set forth in ORS 36.600 through ORS 36.740.

(d) The resolution of any dispute, controversy, or claim as determined by the arbitrator will be binding on the parties. Judgment on the award of the arbitrator may be entered by any party in any court having jurisdiction.

(e) A party may seek from a court an order to compel arbitration, or any other interim relief or provisional remedies pending an arbitrator's resolution of any dispute, controversy, or claim. Any such action, suit, or proceeding will be litigated in courts located in the State of Oregon.

(f) For the purposes set forth in Section 16.9(e), each party consents and submits to the jurisdiction of any local, state, or federal court located in the State of Oregon.

16.10 **Applicable Law**. This Agreement will be construed, applied, and enforced in accordance with the laws of the State of Oregon. All sums referred to in this Agreement will be calculated by and payable in the lawful currency of the United States.

16.11 **Entire Agreement**. This Agreement and the Transition and Indemnity Agreement dated as of the date of this Agreement among, Seller, Purchaser, OpCo Retail 1 LLC, Stoney Brothers LLC, and Trevor Reed constitute the entire agreement of the parties with respect to the Property and the transactions contemplated by this Agreement and supersede and replace all written and oral agreements previously made or existing between the parties.

16.12 **No Offer**. By providing an unexecuted copy of this Agreement to any person, neither party will be deemed to have made an offer to sell or purchase or otherwise indicated its willingness to enter into any transaction with respect to the Property, and this Agreement will not be binding upon any party unless and until it has been fully executed and delivered by Seller and Purchaser.

16.13 **No Recording**. Neither this Agreement nor any memorandum or short form thereof may be recorded.

16.14 **Counterparts**. This Agreement may be executed simultaneously or in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same contract.

16.15 **Facsimile Copies**. Either party may rely upon facsimile copies of this Agreement to the same extent as the originals.

16.16 **Statutory Warning (ORS 93.040(2))**. THE PROPERTY DESCRIBED IN THIS INSTRUMENT MAY NOT BE WITHIN A FIRE PROTECTION DISTRICT PROTECTING STRUCTURES. THE PROPERTY IS SUBJECT TO

LAND USE LAWS AND REGULATIONS THAT, IN FARM OR FOREST ZONES, MAY NOT AUTHORIZE CONSTRUCTION OR SITING OF A RESIDENCE AND THAT LIMIT LAWSUITS AGAINST FARMING OR FOREST PRACTICES, AS DEFINED IN ORS 30.930, IN ALL ZONES. BEFORE SIGNING OR ACCEPTING THIS INSTRUMENT, THE PERSON TRANSFERRING FEE TITLE SHOULD INQUIRE ABOUT THE PERSON'S RIGHTS, IF ANY, UNDER ORS 195.300, 195.301 AND 195.305 TO 195.336 AND SECTIONS 5 TO 11, CHAPTER 424, OREGON LAWS 2007, SECTIONS 2 TO 9 AND 17, CHAPTER 855, OREGON LAWS 2009, AND SECTIONS 2 TO 7, CHAPTER 8, OREGON LAWS 2010. BEFORE SIGNING OR ACCEPTING THIS INSTRUMENT, THE PERSON ACQUIRING FEE TITLE TO THE PROPERTY SHOULD CHECK WITH THE APPROPRIATE CITY OR COUNTY PLANNING DEPARTMENT TO VERIFY THAT THE UNIT OF LAND BEING TRANSFERRED IS A LAWFULLY ESTABLISHED LOT OR PARCEL, AS DEFINED IN ORS 92.010 OR 215.010, TO VERIFY THE APPROVED USES OF THE LOT OR PARCEL, TO VERIFY THE EXISTENCE OF FIRE PROTECTION FOR STRUCTURES AND TO INQUIRE ABOUT THE RIGHTS OF NEIGHBORING PROPERTY OWNERS, IF ANY, UNDER ORS 195.300, 195.301 AND 195.305 TO 195.336 AND SECTIONS 5 TO 11, CHAPTER 424, OREGON LAWS 2007, SECTIONS 2 TO 9 AND 17, CHAPTER 855, OREGON LAWS 2009, AND SECTIONS 2 TO 7, CHAPTER 8, OREGON LAWS 2010.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

SELLER:	PURCHASER:
Oregon Land Management LLC	Stem Holdings, Inc.
By: ________	By: ________
Printed Name: Kevin Ross	Printed Name: Adam
Its: PRESIDENT	Its: CEO
Date Executed: 11-19-16	Date Executed: 11/15/16

EXHIBIT A

LEGAL DESCRIPTION OF LAND

PARCEL I:

LOT 2, BLOCK 3, SPOONER, IN THE CITY OF PORTLAND, MULTNOMAH COUNTY, OREGON.

PARCEL II:

LOT 25, REYNOLDS MOUNTAIN VIEW, IN THE CITY OF PORTLAND, MULTNOMAH COUNTY, OREGON.

PARCEL III:

LOT 14, BLOCK 15, POWELL STREET ADDITION, EXCEPT THAT PORTION WHICH LIES NORTH OF A LINE DRAWN PARALLEL TO AND 40 FEET SOUTH OF THE NORTH LOT LINE OF SAID LOT 14, IN THE CITY OF PORTLAND, MULTNOMAH COUNTY, OREGON.